Exhibit 3.1.3

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

CNS RESPONSE, INC.

CNS Response, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors (the "Board") of CNS Response, Inc. (the "Corporation") on September 2, 2015, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation:(i) approving of an increase in the number of authorized shares which the Corporation is authorized to issue from 180,000,000 to 500,000,000 (the "Share Increase"), and (ii) approving the change of the Corporation's name from CNS Response, Inc. to MYnd Analytics, Inc., and, declaring said amendments, as reflected in a single amendment (hereinafter the "Amendment"), to be advisable and calling for separate approvals of the stockholders of the Corporation for consideration thereof.  The resolutions setting forth the proposed Amendment are substantially as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending and restating the Article I thereof relating to the name change of the Corporation, so that, as amended and restated, Article I shall be and read in its entirety, as follows:

ARTICLE I

The name of the Corporation is MYnd Analytics, Inc.

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending and restating the Article IV thereof relating to the authorized shares of the Corporation, so that, as amended and restated, Article IV shall be and read in its entirety, as follows:

ARTICLE IV

CAPITAL STOCK

Section 4.A. The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Fifteen Million (515,000,000).

Section 4.B. Common Stock. The total number of shares of common stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares, with a par value of $0.001 per share. Stockholders shall not have preemptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's Common Stock.

Section 4.C. Blank-Check Preferred Stock. The total number of shares of undesignated preferred stock which the Corporation shall have the authority to issue is Fifteen Million (15,000,000) shares, with a par value of $0.001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on October 28, 2015 upon notice in accordance with section 222 of the General Corporation Law of the State of Delaware, pursuant to which a majority of each class of stockholders voted in favor of the Amendment.

THIRD: That said Amendment was duly adopted on October 28, 2015 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   That the capital of said Corporation shall not be reduced under or by reason of said Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Incorporation of CNS Response, Inc. as of November 2, 2015.

CNS RESPONSE, INC.

By:	/s/ George C. Carpenter IV
Name:	George C. Carpenter IV
Title:	President & Chief Executive Officer

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